EXHIBIT 99.1

NGL Energy Partners LP Announces Second Quarter Fiscal 2020 Financial Results

TULSA, Okla.--(BUSINESS WIRE)--November 8, 2019--NGL Energy Partners LP (NYSE:NGL) (“NGL,” “our,” “we,” or the “Partnership”) today reported income from continuing operations for the quarter ended September 30, 2019 of $0.7 million, compared to a loss from continuing operations of $26.0 million for the quarter ended September 30, 2018. For the six months ended September 30, 2019, the Partnership reported a loss from continuing operations of $1.7 million, compared to a loss from continuing operations of $284.8 million for the six months ended September 30, 2018.

“We have accomplished a significant shift in our business over the past two years, culminating in the most recent quarter when we sold the majority of our refined products business, closed on the Mesquite acquisition and announced the acquisition of Hillstone,” stated Mike Krimbill, NGL’s CEO.  “We have removed a significant amount of volatility and seasonality from our earnings, reduced leverage and simplified our business model.  We have grown our water solutions infrastructure, increased our acreage dedications and minimum volume commitments and lengthened our average customer contract term as we have moved this segment to a true midstream model.  Our quarterly results demonstrate some of these accomplishments, with others, including the continued ramp of volumes on Mesquite and our organic pipeline developments, the integration of Hillstone into our Delaware Basin gathering and disposal franchise and the further wind down of refined products with the corresponding reduction in working capital, expected to be completed during the second half of our fiscal year.”

Highlights for the quarter include:

•	Adjusted EBITDA from continuing operations for the second quarter of Fiscal 2020 of $119.0 million, compared to $91.7 million for the second quarter of Fiscal 2019

•
Acquisition of the assets of Mesquite Disposals Unlimited, LLC (“Mesquite”) on July 2, 2019 for a total purchase price of $885.3 million on a cash-free, debt-free basis, $200.0 million of which will be funded in deferred payments

•
Issuance of 9.00% Class D Preferred Units for gross proceeds of $400.0 million, 9.00% Class B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units valued at approximately $100.0 million and entered into a $250 million Term Credit Agreement to fund the acquisition of Mesquite

•
Completion of the sale of a significant portion of the Partnership’s Refined Products business (“TPSL”) on September 30, 2019, for approximately $300.0 million, including the monetization of certain related hedge positions after the completion of the sale, with proceeds used to reduce indebtedness and improve leverage

Subsequent to the end of the quarter, the Partnership:

•	Completed the acquisition of Hillstone Environmental Partners, LLC (“Hillstone”) on October 31, 2019;

•	Issued 9.00% Class D Preferred Units for gross proceeds of $200.0 million to fund a portion of Hillstone; and

•
Amended the Partnership’s Credit Agreement to, among other things, adjust certain financial covenants and provide for up to $1.790 billion in aggregate commitments, consisting of (i) a $600 million Working Capital Facility for working capital requirements and other general corporate purposes and (ii) a $1.190 billion Expansion Capital Facility, for acquisitions, internal growth projects, other capital expenditures and general corporate purposes.

Quarterly Results of Operations

The following table summarizes operating income (loss) and Adjusted EBITDA from continuing operations by operating segment for the periods indicated:

	Quarter Ended
	September 30, 2019		September 30, 2018
	Operating Income (Loss)	Adjusted EBITDA	Operating Income (Loss)	Adjusted EBITDA
	(in thousands)
Crude Oil Logistics	$38,520	$54,632	$31,022	$48,477
Liquids	8,397	19,301	10,758	20,530
Water Solutions	21,274	56,879	9,770	38,813
Refined Products and Renewables	16,681	(517)	(1,851)	(6,095)
Corporate and Other	(38,477)	(11,318)	(35,352)	(10,063)
Total	$46,395	$118,977	$14,347	$91,662

The tables included in this release reconcile operating income (loss) to Adjusted EBITDA from continuing operations, a non-GAAP financial measure, for each of our operating segments.

Crude Oil Logistics

The Partnership’s Crude Oil Logistics segment generated Adjusted EBITDA of $54.6 million during the quarter ended September 30, 2019, compared to $48.5 million during the quarter ended September 30, 2018. Results for the second quarter of Fiscal 2020 improved compared to the same quarter in Fiscal 2019 due to increased volumes on our Grand Mesa Pipeline as a result of increased production in the DJ Basin. During the three months ended September 30, 2019, financial volumes on the Grand Mesa Pipeline averaged approximately 128,000 barrels per day.

Liquids

The Partnership’s Liquids segment generated Adjusted EBITDA of $19.3 million during the quarter ended September 30, 2019, compared to $20.5 million during the quarter ended September 30, 2018. This decrease was largely driven by lower volumes and margins on propane sales. The decrease was offset by strong butane sales, including steady volumes at our Chesapeake, Virginia export terminal.

Total product margin per gallon was $0.045 for the quarter ended September 30, 2019, compared to $0.048 for the quarter ended September 30, 2018. This decrease was primarily the result of lower propane and other product margins.

Propane volumes decreased by approximately 4.5 million gallons, or 1.7%, during the quarter ended September 30, 2019 compared to the quarter ended September 30, 2018. Butane volumes increased by approximately 38.7 million gallons, or 29.5%, during the quarter ended September 30, 2019 compared to the quarter ended September 30, 2018. Other Liquids volumes decreased by approximately 0.3 million gallons, or 0.3%, during the quarter ended September 30, 2019 compared to the same period in the prior year.

Water Solutions

The Partnership’s Water Solutions segment generated Adjusted EBITDA of $56.9 million during the quarter ended September 30, 2019, compared to $38.8 million during the quarter ended September 30, 2018. The increase in Adjusted EBITDA is due to an increase in the volume of wastewater processed as well as higher disposal fees per barrel. The Partnership processed approximately 1,258,000 barrels of wastewater per day during the quarter ended September 30, 2019, a 24.9% increase when compared to approximately 1,008,000 barrels of wastewater per day during the quarter ended September 30, 2018. The increase in volumes is due to wastewater processed from the acquisition of Mesquite and other acquired and newly developed facilities, which was partially offset by wastewater volume reductions as a result of the sale of our Bakken and South Pecos water disposal businesses during the fiscal year ended March 31, 2019.

Revenues from recovered hydrocarbons, including the impact from realized skim oil hedges, totaled $16.4 million for the quarter ended September 30, 2019, an increase of $3.5 million from the prior year period. The increase was primarily due to higher prices from our skim oil sales net of hedges, which were partially offset by lower skim oil volumes resulting from the sale of our Bakken and South Pecos water disposal businesses.

Refined Products and Renewables

The Partnership’s Refined Products and Renewables segment generated Adjusted EBITDA from continuing operations of $(0.5) million during the quarter ended September 30, 2019, compared to $(6.1) million during the quarter ended September 30, 2018. The results for the quarter ended September 30, 2019 were positively impacted by increased volumes due to continued demand for motor fuels and higher margins in West Coast markets, partially offset by lower inventory valuations resulting from lower Gulf Coast gasoline and diesel prices.

Refined product barrels sold during the quarter ended September 30, 2019 totaled approximately 41.8 million barrels, an increase of approximately 0.7 million barrels compared to the same period in the prior year due to an increase in bulk sales volumes. Renewables barrels sold during the quarter ended September 30, 2019 totaled approximately 0.6 million, which was slightly lower than the same period in the prior year.

The Partnership completed the sale of TPSL on September 30, 2019, for approximately $300.0 million, including the monetization of certain related hedge positions after the completion of the sale. The results from the business that was sold are included in discontinued operations in the Partnership’s financial statements.

Corporate and Other

Adjusted EBITDA for Corporate and Other was $(11.3) million during the quarter ended September 30, 2019, compared to $(10.1) million during the quarter ended September 30, 2018. The increase in expenses is primarily due to increased costs related to compensation, consulting services and insurance, partially offset by lower legal costs.

Capitalization and Liquidity

On October 30, 2019, the Partnership amended its Credit Agreement, to, among other things, adjust the allocation of the commitments of the lenders to make revolving loans thereunder and, effective with the fiscal quarter ending December 31, 2019, eliminate the leverage ratio financial covenant (as defined in the Credit Agreement) and adjust the senior secured leverage ratio (as defined in the Credit Agreement), interest coverage ratio (as defined in the Credit Agreement) and total leverage indebtedness ratio financial covenants (as defined in the Credit Agreement). As amended, the Credit Agreement provides for up to $1.790 billion in aggregate commitments, consisting of (i) a $600 million Working Capital Facility for working capital requirements and other general corporate purposes and (ii) a $1.190 billion Expansion Capital Facility for acquisitions, internal growth projects, other capital expenditures and general corporate purposes.

Total debt outstanding, including working capital borrowings, was $2.774 billion at September 30, 2019 compared to $2.161 billion at March 31, 2019, an increase of $613 million due primarily to the redemption of the Partnership’s Class A Preferred Units, the Mesquite acquisition and other growth capital expenditures during the period, which were partially offset by a reduction in working capital borrowings using proceeds from the sale of TPSL. The Partnership’s Leverage Ratio and Total Indebtedness Leverage Ratio (as defined in our Credit Agreement) were approximately 3.73x and 4.85x, respectively, at September 30, 2019.

Working capital borrowings totaled $643.0 million at September 30, 2019 compared to $896.0 million at March 31, 2019, a decrease of $253.0 million driven by the sale of TPSL and associated assets. Total liquidity (cash plus available capacity on our revolving credit facility) was approximately $503.5 million as of September 30, 2019.

Fiscal 2020 Guidance Update

For Fiscal 2020, the Partnership expects to generate adjusted EBITDA from continuing operations in a range for each of its operating segments as follows:

	FY 2020 Adjusted EBITDA Ranges
	Low	High
	(in thousands)
Crude Oil Logistics	$200,000	$220,000
Water Solutions	270,000	300,000
Liquids	85,000	95,000
Refined Products and Renewables	15,000	30,000
Corporate and Other	(30,000)	(30,000)

Second Quarter Conference Call Information

A conference call to discuss NGL’s results of operations is scheduled for 10:00 am Central Time on Friday, November 8, 2019. Analysts, investors, and other interested parties may access the conference call by dialing (800) 291-4083 and providing access code 2980107. An archived audio replay of the conference call will be available for 7 days beginning at 1:00 pm Central Time on November 8, 2019, which can be accessed by dialing (855) 859-2056 and providing access code 2980107.

Non-GAAP Financial Measures

NGL defines EBITDA as net income (loss) attributable to NGL Energy Partners LP, plus interest expense, income tax expense (benefit), and depreciation and amortization expense. NGL defines Adjusted EBITDA as EBITDA excluding net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, gains and losses on early extinguishment of liabilities, equity-based compensation expense, acquisition expense, revaluation of liabilities, certain legal settlements and other. We also include in Adjusted EBITDA certain inventory valuation adjustments related to our Refined Products and Renewables segment, as discussed below. EBITDA and Adjusted EBITDA should not be considered as alternatives to net (loss) income, income (loss) from continuing operations before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP, as those items are used to measure operating performance, liquidity or the ability to service debt obligations. NGL believes that EBITDA provides additional information to investors for evaluating NGL’s ability to make quarterly distributions to NGL’s unitholders and is presented solely as a supplemental measure. NGL believes that Adjusted EBITDA provides additional information to investors for evaluating NGL’s financial performance without regard to NGL’s financing methods, capital structure and historical cost basis. Further, EBITDA and Adjusted EBITDA, as NGL defines them, may not be comparable to EBITDA, Adjusted EBITDA, or similarly titled measures used by other entities.

Other than for NGL’s Refined Products and Renewables segment, for purposes of the Adjusted EBITDA calculation, NGL makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is open, NGL records changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, NGL reverses the previously recorded unrealized gain or loss and records a realized gain or loss. NGL does not draw such a distinction between realized and unrealized gains and losses on derivatives of NGL’s Refined Products and Renewables segment. The primary hedging strategy of NGL’s Refined Products and Renewables segment is to hedge against the risk of declines in the value of inventory over the course of the contract cycle, and many of the hedges are six months to one year in duration at inception. The “inventory valuation adjustment” row in the reconciliation table reflects the difference between the market value of the inventory of NGL’s Refined Products and Renewables segment at the balance sheet date and its cost, adjusted for the impact of seasonal market movements related to our base inventory and the related hedge. NGL includes this in Adjusted EBITDA because the unrealized gains and losses associated with derivative contracts associated with the inventory of this segment, which are intended primarily to hedge inventory holding risk and are included in net income, also affect Adjusted EBITDA.

Distributable Cash Flow is defined as Adjusted EBITDA minus maintenance capital expenditures, income tax expense, cash interest expense and other. Maintenance capital expenditures represent capital expenditures necessary to maintain the Partnership’s operating capacity. Distributable Cash Flow is a performance metric used by senior management to compare cash flows generated by the Partnership (excluding growth capital expenditures and prior to the establishment of any retained cash reserves by the Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. This financial measure also is important to investors as an indicator of whether the Partnership is generating cash flow at a level that can sustain, or support an increase in, quarterly distribution rates. Actual distribution amounts are set by the Board of Directors.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes such forward-looking statements are reasonable, NGL cannot assure they will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in NGL’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

NGL provides Adjusted EBITDA guidance that does not include certain charges and costs, which in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior periods, such as income taxes, interest and other non-operating items, depreciation and amortization, net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, gains and losses on early extinguishment of liabilities, equity-based compensation expense, acquisition expense, revaluation of liabilities and items that are unusual in nature or infrequently occurring. The exclusion of these charges and costs in future periods will have a significant impact on the Partnership’s Adjusted EBITDA, and the Partnership is not able to provide a reconciliation of its Adjusted EBITDA guidance to net income (loss) without unreasonable efforts due to the uncertainty and variability of the nature and amount of these future charges and costs and the Partnership believes that such reconciliation, if possible, would imply a degree of precision that would be potentially confusing or misleading to investors.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with four primary businesses: Crude Oil Logistics, Water Solutions, Liquids, and Refined Products and Renewables. NGL completed its initial public offering in May 2011. For further information, visit the Partnership’s website at www.nglenergypartners.com.

NGL Energy Partners LP
Trey Karlovich, 918-481-1119
Chief Financial Officer and Executive Vice President
Trey.Karlovich@nglep.com

or

Linda Bridges, 918-481-1119
Senior Vice President - Finance and Treasurer
Linda.Bridges@nglep.com

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(in Thousands, except unit amounts)

	September 30, 2019	March 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21,154	$18,572
Accounts receivable-trade, net of allowance for doubtful accounts of $4,773 and $4,016, respectively	987,875	998,203
Accounts receivable-affiliates	14,374	12,867
Inventories	308,793	252,770
Prepaid expenses and other current assets	199,002	142,811
Assets held for sale	—	387,450
Total current assets	1,531,198	1,812,673
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $469,229 and $417,457, respectively	2,485,880	1,828,940
GOODWILL	1,176,042	1,113,149
INTANGIBLE ASSETS, net of accumulated amortization of $566,054 and $503,117, respectively	1,194,581	800,889
INVESTMENTS IN UNCONSOLIDATED ENTITIES	1,445	1,127
OPERATING LEASE RIGHT-OF-USE ASSETS	203,122	—
OTHER NONCURRENT ASSETS	71,755	113,857
ASSETS HELD FOR SALE	—	231,858
Total assets	$6,664,023	$5,902,493
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$842,064	$879,063
Accounts payable-affiliates	24,542	28,469
Accrued expenses and other payables	336,126	191,731
Advance payments received from customers	27,045	8,461
Current maturities of long-term debt	649	648
Operating lease obligations	68,084	—
Liabilities held for sale	—	142,781
Total current liabilities	1,298,510	1,251,153
LONG-TERM DEBT, net of debt issuance costs of $20,581 and $12,008, respectively, and current maturities	2,773,235	2,160,133
OPERATING LEASE OBLIGATIONS	132,132	—
OTHER NONCURRENT LIABILITIES	64,487	63,575

CLASS A 10.75% CONVERTIBLE PREFERRED UNITS, 0 and 19,942,169 preferred units issued and outstanding, respectively	—	149,814
CLASS D 9.00% PREFERRED UNITS, 400,000 and 0 preferred units issued and outstanding, respectively	343,748	—

EQUITY:
General partner, representing a 0.1% interest, 128,169 and 124,633 notional units, respectively	(51,014)	(50,603)
Limited partners, representing a 99.9% interest, 128,040,420 and 124,508,497 common units issued and outstanding, respectively	1,697,015	2,067,197
Class B preferred limited partners, 12,585,642 and 8,400,000 preferred units issued and outstanding, respectively	305,488	202,731
Class C preferred limited partners, 1,800,000 and 0 preferred units issued and outstanding, respectively	42,905	—
Accumulated other comprehensive loss	(264)	(255)
Noncontrolling interests	57,781	58,748
Total equity	2,051,911	2,277,818
Total liabilities and equity	$6,664,023	$5,902,493

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(in Thousands, except unit and per unit amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2019	2018	2019	2018
REVENUES:
Crude Oil Logistics	$641,152	$860,054	$1,357,312	$1,643,884
Water Solutions	101,249	79,764	173,032	155,909
Liquids	328,509	550,442	676,156	1,010,339
Refined Products and Renewables	3,218,162	3,625,123	7,248,742	6,564,168
Other	264	592	519	747
Total Revenues	4,289,336	5,115,975	9,455,761	9,375,047
COST OF SALES:
Crude Oil Logistics	569,699	792,735	1,218,939	1,540,980
Water Solutions	(6,496)	7,892	(9,303)	22,161
Liquids	296,246	520,944	613,598	961,459
Refined Products and Renewables	3,197,492	3,622,915	7,228,208	6,625,845
Other	435	718	900	987
Total Cost of Sales	4,057,376	4,945,204	9,052,342	9,151,432
OPERATING COSTS AND EXPENSES:
Operating	75,433	58,510	137,529	112,977
General and administrative	43,908	39,328	64,250	61,669
Depreciation and amortization	63,113	52,598	116,867	104,490
Loss on disposal or impairment of assets, net	3,111	5,988	2,144	107,323
Revaluation of liabilities	—	—	—	800
Operating Income (Loss)	46,395	14,347	82,629	(163,644)
OTHER INCOME (EXPENSE):
(Loss) equity in earnings of unconsolidated entities	(265)	379	(257)	598
Interest expense	(45,016)	(41,358)	(84,910)	(87,625)
Loss on early extinguishment of liabilities, net	—	—	—	(137)
Other income (expense), net	184	1,301	1,193	(32,602)
Income (Loss) From Continuing Operations Before Income Taxes	1,298	(25,331)	(1,345)	(283,410)
INCOME TAX EXPENSE	(640)	(691)	(319)	(1,342)
Income (Loss) From Continuing Operations	658	(26,022)	(1,664)	(284,752)
(Loss) Income From Discontinued Operations, net of Tax	(202,024)	380,961	(191,663)	470,402
Net (Loss) Income	(201,366)	354,939	(193,327)	185,650
LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	129	518	397	863
LESS: NET LOSS ATTRIBUTABLE TO REDEEMABLE NONCONTROLLING INTERESTS	—	48	—	446
NET (LOSS) INCOME ATTRIBUTABLE TO NGL ENERGY PARTNERS LP	$(201,237)	$355,505	$(192,930)	$186,959
NET LOSS FROM CONTINUING OPERATIONS ALLOCATED TO COMMON UNITHOLDERS	$(16,295)	$(49,466)	$(147,714)	$(327,764)
NET (LOSS) INCOME FROM DISCONTINUED OPERATIONS ALLOCATED TO COMMON UNITHOLDERS	$(201,822)	$380,627	$(191,471)	$470,377
NET (LOSS) INCOME ALLOCATED TO COMMON UNITHOLDERS	$(218,117)	$331,161	$(339,185)	$142,613
BASIC (LOSS) INCOME PER COMMON UNIT
Loss From Continuing Operations	$(0.13)	$(0.40)	$(1.17)	$(2.69)
(Loss) Income From Discontinued Operations, net of Tax	(1.59)	3.10	(1.51)	3.86
Net (Loss) Income	$(1.72)	$2.70	$(2.68)	$1.17
DILUTED (LOSS) INCOME PER COMMON UNIT
Loss From Continuing Operations	$(0.13)	$(0.40)	$(1.17)	$(2.69)
(Loss) Income From Discontinued Operations, net of Tax	(1.59)	3.10	(1.51)	3.86
Net (Loss) Income	$(1.72)	$2.70	$(2.68)	$1.17
BASIC WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	126,979,034	122,380,197	126,435,870	121,964,593
DILUTED WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	126,979,034	122,380,197	126,435,870	121,964,593

EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW RECONCILIATION
(Unaudited)

The following table reconciles NGL’s net (loss) income to NGL’s EBITDA, Adjusted EBITDA and Distributable Cash Flow:

	Three Months Ended September 30,		Six Months Ended September 30,
	2019	2018	2019	2018
	(in thousands)
Net (loss) income	$(201,366)	$354,939	$(193,327)	$185,650
Less: Net loss attributable to noncontrolling interests	129	518	397	863
Less: Net loss attributable to redeemable noncontrolling interests	—	48	—	446
Net (loss) income attributable to NGL Energy Partners LP	(201,237)	355,505	(192,930)	186,959
Interest expense	45,113	41,367	85,023	87,779
Income tax expense	650	815	339	1,466
Depreciation and amortization	63,266	53,507	118,110	115,082
EBITDA	(92,208)	451,194	10,542	391,286
Net unrealized (gains) losses on derivatives	(5,462)	(1,893)	(8,936)	17,060
Inventory valuation adjustment (1)	(5,439)	25,770	(25,185)	1,168
Lower of cost or market adjustments	(901)	—	(1,819)	(413)
Loss (gain) on disposal or impairment of assets, net	177,561	(403,185)	176,594	(301,418)
Loss on early extinguishment of liabilities, net	—	—	—	137
Equity-based compensation expense (2)	21,295	19,219	24,996	24,730
Acquisition expense (3)	5,085	2,863	7,176	4,115
Revaluation of liabilities (4)	—	—	—	800
Gavilon legal matter settlement (5)	—	—	—	35,000
Other (6)	3,332	1,402	6,655	3,219
Adjusted EBITDA	$103,263	$95,370	$190,023	$175,684
Adjusted EBITDA - Discontinued Operations	$(15,714)	$3,708	$(22,782)	$12,505
Adjusted EBITDA - Continuing Operations	$118,977	$91,662	$212,805	$163,179
Less: Cash interest expense (7)	42,742	38,891	80,503	82,722
Less: Income tax expense	640	689	319	1,340
Less: Maintenance capital expenditures	16,461	15,298	33,390	27,685
Less: Other (8)	127	309	127	309
Distributable Cash Flow - Continuing Operations	$59,007	$36,475	$98,466	$51,123

(1)
Amount reflects the difference between the market value of the inventory of NGL’s Refined Products and Renewables segment at the balance sheet date and its cost, adjusted for the impact of seasonal market movements related to our base inventory and the related hedge. See “Non-GAAP Financial Measures” above for a further discussion.

(2)
Equity-based compensation expense in the table above may differ from equity-based compensation expense reported in the footnotes to our unaudited condensed consolidated financial statements included in the Partnership’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019. Amounts reported in the table above include expense accruals for bonuses expected to be paid in common units, whereas the amounts reported in the footnotes to our unaudited condensed consolidated financial statements only include expenses associated with equity-based awards that have been formally granted.

(3)
Amounts represent expenses we incurred related to legal and advisory costs associated with acquisitions, including amounts accrued related to the LCT Capital, LLC legal matter (as discussed in the footnotes to our unaudited condensed consolidated financial statements included in the Partnership’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019), partially offset by reimbursement for certain legal costs incurred in prior periods.

(4)
Amounts represent the non-cash valuation adjustment of contingent consideration liabilities, offset by the cash payments, related to royalty agreements acquired as part of acquisitions in our Water Solutions segment.

(5)
Represents the accrual for the estimated cost of the settlement of the Gavilon legal matter (see the footnotes to our unaudited condensed consolidated financial statements included in the Partnership’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019). We have excluded this amount from Adjusted EBITDA as it relates to transactions that occurred prior to our acquisition of Gavilon LLC in December 2013.

(6)
Amounts for the three months and six months ended September 30, 2019 and 2018 represent non-cash operating expenses related to our Grand Mesa Pipeline, unrealized losses on marketable securities and accretion expense for asset retirement obligations.

(7)	Amounts represent interest expense payable in cash for the period presented, excluding changes in the accrued interest balance.

(8)	Amounts represents cash paid to settle asset retirement obligations.

ADJUSTED EBITDA RECONCILIATION BY SEGMENT

	Three Months Ended September 30, 2019
	Crude Oil Logistics	Water Solutions	Liquids	Refined Products and Renewables	Corporate and Other	Continuing Operations	Discontinued Operations (TPSL)	Consolidated
	(in thousands)
Operating income (loss)	$38,520	$21,274	$8,397	$16,681	$(38,477)	$46,395	$—	$46,395
Depreciation and amortization	17,693	37,921	6,611	125	763	63,113	—	63,113
Amortization recorded to cost of sales	—	—	23	65	—	88	—	88
Net unrealized (gains) losses on derivatives	(4,126)	(5,870)	4,534	—	—	(5,462)	—	(5,462)
Inventory valuation adjustment	—	—	—	(4,100)	—	(4,100)	—	(4,100)
Lower of cost or market adjustments	—	—	—	(921)	—	(921)	—	(921)
(Gain) loss on disposal or impairment of assets, net	(630)	3,744	(4)	—	1	3,111	—	3,111
Equity-based compensation expense	—	—	—	—	21,295	21,295	—	21,295
Acquisition expense	—	—	—	—	5,085	5,085	—	5,085
Other income (expense), net	43	(2)	32	(51)	162	184	—	184
Adjusted EBITDA attributable to unconsolidated entities	—	—	(26)	—	(147)	(173)	—	(173)
Adjusted EBITDA attributable to noncontrolling interest	—	(319)	(283)	—	—	(602)	—	(602)
Intersegment transactions (1)	—	—	—	(12,368)	—	(12,368)	—	(12,368)
Other	3,132	131	17	52	—	3,332	—	3,332
Discontinued operations	—	—	—	—	—	—	(15,714)	(15,714)
Adjusted EBITDA	$54,632	$56,879	$19,301	$(517)	$(11,318)	$118,977	$(15,714)	$103,263

	Three Months Ended September 30, 2018
							Discontinued Operations
	Crude Oil Logistics	Water Solutions	Liquids	Refined Products and Renewables	Corporate and Other	Continuing Operations	TPSL	Retail Propane	Consolidated
	(in thousands)
Operating income (loss)	$31,022	$9,770	$10,758	$(1,851)	$(35,352)	$14,347	$—	$—	$14,347
Depreciation and amortization	18,870	26,342	6,459	168	759	52,598	—	—	52,598
Amortization recorded to cost of sales	—	—	36	65	—	101	—	—	101
Net unrealized (gains) losses on derivatives	(6,142)	1,788	2,476	—	—	(1,878)	—	—	(1,878)
Inventory valuation adjustment	—	—	—	10,181	—	10,181	—	—	10,181
Lower of cost or market adjustments	—	—	—	53	—	53	—	—	53
Loss on disposal or impairment of assets, net	3,367	730	1,004	—	887	5,988	—	—	5,988
Equity-based compensation expense	—	—	—	—	19,219	19,219	—	—	19,219
Acquisition expense	—	—	1	—	2,864	2,865	—	—	2,865
Other income (expense), net	9	(370)	9	93	1,560	1,301	—	—	1,301
Adjusted EBITDA attributable to unconsolidated entities	—	423	—	—	—	423	—	—	423
Adjusted EBITDA attributable to noncontrolling interest	—	26	(229)	—	—	(203)	—	—	(203)
Intersegment transactions (1)	—	—	—	(14,734)	—	(14,734)	—	—	(14,734)
Other	1,351	104	16	(70)	—	1,401	—	—	1,401
Discontinued operations	—	—	—	—	—	—	4,219	(511)	3,708
Adjusted EBITDA	$48,477	$38,813	$20,530	$(6,095)	$(10,063)	$91,662	$4,219	$(511)	$95,370

	Six Months Ended September 30, 2019
	Crude Oil Logistics	Water Solutions	Liquids	Refined Products and Renewables	Corporate and Other	Continuing Operations	Discontinued Operations (TPSL)	Consolidated
	(in thousands)
Operating income (loss)	$72,322	$34,963	$16,881	$12,282	$(53,819)	$82,629	$—	$82,629
Depreciation and amortization	35,278	65,992	13,840	251	1,506	116,867	—	116,867
Amortization recorded to cost of sales	—	—	46	130	—	176	—	176
Net unrealized (gains) losses on derivatives	(5,984)	(6,037)	3,085	—	—	(8,936)	—	(8,936)
Inventory valuation adjustment	—	—	—	(15,650)	—	(15,650)	—	(15,650)
Lower of cost or market adjustments	—	—	(1,508)	419	—	(1,089)	—	(1,089)
(Gain) loss on disposal or impairment of assets, net	(1,246)	3,155	(7)	—	242	2,144	—	2,144
Equity-based compensation expense	—	—	—	—	24,996	24,996	—	24,996
Acquisition expense	—	20	—	—	7,156	7,176	—	7,176
Other income (expense), net	39	(2)	44	(44)	1,156	1,193	—	1,193
Adjusted EBITDA attributable to unconsolidated entities	—	—	(22)	—	(136)	(158)	—	(158)
Adjusted EBITDA attributable to noncontrolling interest	—	(394)	(680)	—	—	(1,074)	—	(1,074)
Intersegment transactions (1)	—	—	—	(2,124)	—	(2,124)	—	(2,124)
Other	6,297	271	35	52	—	6,655	—	6,655
Discontinued operations	—	—	—	—	—	—	(22,782)	(22,782)
Adjusted EBITDA	$106,706	$97,968	$31,714	$(4,684)	$(18,899)	$212,805	$(22,782)	$190,023

	Six Months Ended September 30, 2018
							Discontinued Operations
	Crude Oil Logistics	Water Solutions	Liquids	Refined Products and Renewables	Corporate and Other	Continuing Operations	TPSL	Retail Propane	Consolidated
	(in thousands)
Operating (loss) income	$(68,716)	$10,739	$13,381	$(66,266)	$(52,782)	$(163,644)	$—	$—	$(163,644)
Depreciation and amortization	38,099	51,651	12,927	336	1,477	104,490	—	—	104,490
Amortization recorded to cost of sales	80	—	73	130	—	283	—	—	283
Net unrealized losses on derivatives	1,270	10,898	4,813	—	—	16,981	—	—	16,981
Inventory valuation adjustment	—	—	—	1,555	—	1,555	—	—	1,555
Lower of cost or market adjustments	—	—	(504)	89	—	(415)	—	—	(415)
Loss (gain) on disposal or impairment of assets, net	105,261	3,205	994	(3,026)	889	107,323	—	—	107,323
Equity-based compensation expense	—	—	—	—	24,730	24,730	—	—	24,730
Acquisition expense	—	—	161	—	4,000	4,161	—	—	4,161
Other income (expense), net	23	(370)	44	(58)	(32,241)	(32,602)	—	—	(32,602)
Adjusted EBITDA attributable to unconsolidated entities	—	369	—	476	—	845	—	—	845
Adjusted EBITDA attributable to noncontrolling interest	—	(86)	(551)	—	—	(637)	—	—	(637)
Revaluation of liabilities	—	800	—	—	—	800	—	—	800
Gavilon legal matter settlement	—	—	—	—	35,000	35,000	—	—	35,000
Intersegment transactions (1)	—	—	—	61,091	—	61,091	—	—	61,091
Other	2,901	204	33	80	—	3,218	—	—	3,218
Discontinued operations	—	—	—	—	—	—	7,480	5,025	12,505
Adjusted EBITDA	$78,918	$77,410	$31,371	$(5,593)	$(18,927)	$163,179	$7,480	$5,025	$175,684

(1)	Amount reflects the intersegment transactions between the continuing businesses within the Refined Products and Renewables segment and TPSL that are eliminated in consolidation.

OPERATIONAL DATA
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(in thousands, except per day amounts)
Crude Oil Logistics:
Crude oil sold (barrels)	10,421	11,891	21,712	23,116
Crude oil transported on owned pipelines (barrels)	10,922	9,578	22,711	19,565
Crude oil storage capacity - owned and leased (barrels) (1)			5,232	7,287
Crude oil inventory (barrels) (1)			1,425	681

Water Solutions:
Wastewater processed (barrels per day)
Northern Delaware Basin	465,453	7,850	277,802	3,946
Permian Basin	332,925	482,011	322,291	451,939
Eagle Ford Basin	279,754	271,059	273,533	275,099
DJ Basin	169,485	166,152	169,552	151,216
Other Basins	10,736	80,577	11,561	81,801
Total	1,258,353	1,007,649	1,054,739	964,001
Solids processed (barrels per day)	5,759	6,995	5,601	6,450
Skim oil sold (barrels per day)	3,079	3,326	2,970	3,470

Liquids:
Propane sold (gallons)	262,183	266,654	507,450	500,440
Butane sold (gallons)	170,169	131,424	312,648	244,449
Other products sold (gallons)	124,614	124,935	243,872	241,920
Liquids storage capacity - owned and leased (gallons) (1)			397,343	399,967
Propane inventory (gallons) (1)			104,048	117,206
Butane inventory (gallons) (1)			80,839	67,448
Other products inventory (gallons) (1)			9,705	7,658

Refined Products and Renewables (continuing operations):
Gasoline sold (barrels)	33,182	33,719	72,992	60,334
Diesel sold (barrels)	8,611	7,388	18,357	14,580
Ethanol sold (barrels)	454	621	1,133	1,165
Biodiesel sold (barrels)	195	250	358	578
Refined Products and Renewables storage capacity - leased (barrels) (1)			4,474	3,773
Gasoline inventory (barrels) (1)			1,548	1,711
Diesel inventory (barrels) (1)			288	527
Ethanol inventory (barrels) (1)			1,087	1,072
Biodiesel inventory (barrels) (1)			406	942

(1)	Information is presented as of September 30, 2019 and September 30, 2018, respectively.